Exhibit (e)(12)

AMENDMENT 11

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of October 24, 2024 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust dated April 16, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	Janus Detroit Street Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

JANUS DETROIT STREET TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ Nick Cherney	By:	/s/ Stephen J. Kyllo
Name:	Nick Cherney	Name:	Stephen J. Kyllo
Title:	President and Chief Executive Officer	Title	Senior Vice President & Director

Schedule A to this Amendment

Of the Distribution Agreement

As of the Effective Date, the Existing Agreement is amended as follows:

1.	The current Appendix A (List of Portfolios) to Exhibit 1 of the Agreement shall be deleted in its entirety and replaced with the following new Appendix A (List of Portfolios) to Exhibit 1:

APPENDIX A

LIST OF PORTFOLIOS1

Effective as of DATE, 2024

Fund	Ticker
Janus Henderson AAA CLO ETF	JAAA
Janus Henderson B-BBB CLO ETF	JBBB
Janus Henderson Corporate Bond ETF	JLQD
Janus Henderson Emerging Markets Debt Hard Currency ETF	JEMB
Janus Henderson Income ETF	JIII
Janus Henderson Mid Cap Growth Alpha ETF	JMID
Janus Henderson Mortgage-Backed Securities ETF	JMBS
Janus Henderson Securitized Income ETF	JSI
Janus Henderson Short Duration Income ETF	VNLA
Janus Henderson Small Cap Growth Alpha ETF	JSML
Janus Henderson Small/Mid Cap Growth Alpha ETF	JSMD
Janus Henderson Transformational Growth ETF	JXX
Janus Henderson U.S. Real Estate ETF	JRE
Janus Henderson U.S. Sustainable Equity ETF	SSPX

JANUS DETROIT STREET TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/Nick Cherney	By:	/s/Stephen J. Kyllo
Name:	Nick Cherney	Name:	Stephen J. Kyllo
Title:	President and Chief Executive Officer	Title	Senior Vice President & Director

[1]	This List of Portfolios may be amended upon execution of an updated List of Portfolios signed by the Parties hereto.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.